United Security Bancshares -
Second Quarter Profits: $1.4 million

FRESNO, CA, July 18, 2013. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $1,397,000 or $0.10 per basic and diluted common share for the quarter ended June 30, 2013 and $2,472,000 or $0.17 per basic and diluted common share for the six months ended June 30, 2013, as compared to $2,172,000 or $0.15 per basic and diluted common shares for the quarter ended June 30, 2012 and $3,224,000 or $0.22 per basic and diluted shares for the six months ended June 30, 2012.

Annualized return on average equity (ROAE) for the quarter ended June 30, 2013 was 7.85%, compared to 13.40% for the same period in 2012, and was 7.04% for the six months ended June 30, 2013 compared to 10.23% for the six months ended June 30, 2012. Annualized return on average assets (ROAA) was 0.88% for the three months ended June 30, 2013 compared to 1.42% for the same period in 2012, and was 0.78% for the six months ended June 30, 2013 compared to 1.05% for the six months ended June 30, 2012.

Changes in net income on a quarter-to-quarter comparative basis between the second quarters of 2013 and 2012 are largely the result of an increase of $649,000 on gains realized on the sale of other real estate owned during the quarter ended June 30, 2013. The Company recorded a $1,807,000 gain realized on the sale of tax credit partnership investments during the quarter ended June 30, 2012, compared to no gain reported for the same period ended June 30, 2013. On a six month comparative basis, changes in income again were the result of an increase of $1,612,000 on gains realized on the sale of other real estate owned and a decrease of $1,807,000 on gains realized on the sale of other investments.

The Board of Directors of United Security Bancshares declared a second quarter 2013 stock dividend of one percent (1%) on June 25, 2013. The stock dividend was payable to shareholders of record on July 12, 2013, and the shares will be issued on July 24, 2013.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, “We continue the positive trends started last year with reductions in problem assets, increases in capital, and positive net earnings.   It has been a long road since the economy declined in 2008, but we are benefiting from recent improvements in both the local and the national economy.” Shareholders’ equity at June 30, 2013 was $71,708,000, up $2,267,000 from shareholders’ equity of $69,441,000 at December 31, 2012.

Net interest income before provision for credit losses for the quarter ended June 30, 2013 totaled $5,342,000 and $10,602,000 for the six months ended June 30, 2013, a decrease of $625,000 from $5,967,000 reported for the quarter ended June 30, 2012 and a decrease of $1,448,000 from the $12,050,000 reported for the six months ended June 30, 2012, respectively. The net interest margin was 3.94% for the quarter ended June 30, 2013, and 3.94% for the six months ended June 30, 2013, as compared to 4.71% for the quarter ended June 30, 2012 and 4.70% for the six months ended June 30, 2012. The Company continues to experience a decline in net interest margin due to decreases in loan and investment income.

Noninterest income for the quarter ended June 30, 2013 totaled $2,031,000, reflecting a decrease of $1,633,000 from $3,664,000 in noninterest income reported for the quarter ended June 30, 2012. Noninterest income for the six months ended June 30, 2013 totaled $3,575,000, reflecting a decrease of $983,000 from $4,558,000 in noninterest income reported for the six months ended June 30, 2012. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $902,000 for the quarter ended June 30, 2013, as compared to $897,000 for the quarter ended June 30, 2012, and $1,681,000 and $1,801,000 for the six months ended June 30, 2013 and 2012, respectively. Changes in noninterest income on a quarter-to-quarter comparative basis between the second quarters of 2013 and 2012 are largely the result of an increase of $649,000 on gains realized on the sale of other real estate owned during the quarter ended June 30, 2013. The Company recorded a $1,807,000 gain realized on the sale of investments during the quarter ended June 30, 2012, compared to no net gain for the same period ended June 30, 2013.

Noninterest expense totaled $5,078,000 for the quarter ended June 30, 2013, an increase of $101,000 as compared to $4,977,000 reported for the quarter ended June 30, 2012. For the six months ended June 30, 2013, noninterest expense totaled $10,176,000, a decrease of $290,000 as compared to $10,466,000 for the six months ended June 30, 2012. Between the second quarters of 2013 and 2012, expenses on other real estate owned increased $606,000, partially offset by decreases in impairment losses on investment securities, professional fees, regulatory assessments, and salary expenses. On a six month comparative basis, noninterest expense decreased due to decreases in salary expense, regulatory assessments, sale on tax credit partnership and impairment losses on investment securities, partially offset by increases in professional fees and occupancy expenses.

The Company had a provision for loan loss reserve of $39,000 for the quarter ended June 30, 2013 and $30,000 for the six months ended June 30, 2013, compared to $1,004,000 for the quarter ended June 30, 2012 and $1,006,000 for the six months ended June 30, 2012. Net loan charge-offs totaled $285,000 for the quarter ended June 30, 2013 and $657,000 for the six months ended June 30, 2013 as compared to $2,444,000 for the quarter ended June 30, 2012, and $3,044,000 for the six months ended June 30, 2012. With a modest recovery in the economy and real estate markets within our service area, we have maintained an adequate allowance for loan losses which totaled 2.75% of total loans at June 30, 2013 compared to 2.95% of total loans at December 31, 2012 and 2.94% at June 30, 2012. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at June 30, 2013 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $9,305,000 between December 31, 2012 and June 30, 2013. Additionally, nonperforming assets as a percentage of total assets decreased from 7.25% at December 31, 2012 to 5.94% at June 30, 2013. Nonaccrual loans decreased $2,760,000 between December 31, 2012 and June 30, 2013, while OREO, decreased $6,711,000 during the same period. Impaired loans totaled $20,469,000 at June 30, 2013, a decrease of $1,462,000 from the balance of $21,931,000 at December 31, 2012.

United Security Bancshares is a $630+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2013	December 31, 2012
Assets
Cash and noninterest-bearing deposits in other banks	23,754	27,481
Cash and due from Federal Reserve Bank	114,515	114,146
Cash and cash equivalents	138,269	141,627
Interest-bearing deposits in other banks	1,511	1,507
Investment securities (AFS at market value)	25,527	31,844
Loans and leases, net of unearned fees	405,035	400,033
Less: Allowance for credit losses	(11,157)	(11,784)
Net loans	393,878	388,249
Premises and equipment - net	11,922	12,262
Other real estate owned	17,221	23,932
Goodwill and intangible assets	4,643	4,737
Cash surrender value of life insurance	16,941	16,681
Deferred income taxes	10,146	9,724
Other assets	15,604	18,314
Total assets	635,662	648,877
Deposits:
Noninterest bearing demand deposits and NOW	219,693	217,014
Money market and savings	233,423	246,888
Time	93,985	99,385
Total deposits	547,101	563,287
Accrued interest payable	60	71
Other liabilities	5,911	6,010
Junior subordinated debentures (at fair value)	10,882	10,068
Total liabilities	563,954	579,436
Shareholders' equity:

Common stock, no par value 20,000,000 shares authorized, 14,508,309 issued and outstanding at June 30, 2013, and 14,217,303 at December 31, 2012	44,416	43,173
Retained earnings	27,429	26,179
Accumulated other comprehensive income	(137)	89
Total shareholders' equity	71,708	69,441
Total liabilities and shareholders' equity	$635,662	$648,877

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$5,554	$5,966	$11,020	$12,009
Interest on investment securities	140	457	338	978
Interest on deposits in FRB	70	43	135	94
Interest on deposits in other banks	2	10	4	20
Total interest income	5,766	6,476	11,497	13,101
Interest expense:
Interest on deposits	331	437	742	915
Interest on other borrowed funds	93	72	153	136
Total interest expense	424	509	895	1,051
Net interest income before provision for credit losses	5,342	5,967	10,602	12,050
Provision for credit losses	39	1,004	30	1,006
Net interest income	5,303	4,963	10,572	11,044
Non-interest income:
Customer service fees	902	897	1,681	1,801
Increase in cash surrender value of bank owned life insurance	140	144	277	280
Gain on sale of other real estate owned	924	275	1,949	337
Loss on Fair Value Option of Financial Assets	(103)	364	(660)	(112)
Gain on sale of other investment	0	1,807	0	1,807
Other non-interest income	168	177	328	445
Total non-interest income	2,031	3,664	3,575	4,558
Non-interest expense:
Salaries and employee benefits	2,113	2,176	4,474	4,598
Occupancy expense	883	840	1,788	1,605
Data processing	33	19	93	37
Professional fees	375	439	820	683
Regulatory assessments	339	417	698	783
Director fees	59	69	117	136
Amortization of intangibles	46	79	93	170
Correspondent bank service charges	81	80	157	160
Impairment losses on investment securities	0	149	0	172
Impairment losses on OREO	0	0	118	0
Loss on California tax credit partnership	32	81	65	184
OREO expense	588	(18)	613	666
Other non-interest expense	529	646	1,140	1,272
Total non-interest expense	5,078	4,977	10,176	10,466
Income before income tax provision	2,256	3,650	3,971	5,136
Provision for income taxes	859	1,478	1,499	1,912
Net Income	$1,397	$2,172	$2,472	$3,224

United Security Bancshares
Selected Financial Data (unaudited)
(in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Basic earnings per share	$0.10	$0.15	$0.17	$0.22
Diluted earnings per share	$0.10	$0.15	$0.17	$0.22
Weighted average basic shares for EPS	14,506,423	14,364,210	14,504,774	14,364,210
Weighted average diluted shares for EPS	14,507,817	14,364,210	14,508,363	14,364,210

Annualized return on:
Average assets	0.88%	1.42%	0.78%	1.05%
Average equity	7.85%	13.40%	7.04%	10.23%
Yield on interest-earning assets	4.25%	5.13%	4.27%	5.08%
Cost of interest-bearing liabilities	0.50%	0.61%	0.52%	0.63%
Net interest margin	3.94%	4.75%	3.94%	4.70%
Annualized net charge-offs to average loans	0.29%	2.48%	0.34%	1.54%

	June 30, 2013	December 31, 2012
Shares outstanding - period end	14,508,309	14,217.303
Book value per share	$4.94	$4.88
Tangible book value per share	$4.62	$4.55
Efficiency ratio	76.48%	70.47%
Total nonperforming assets	$37,769	$47,074
Nonperforming assets to total assets	5.94%	7.25%
Total Impaired loans	$20,469	$21,931
Total nonaccrual loans	$10,665	$13,425
Allowance for credit losses to total loans	2.75%	2.95%